Exhibit 99.3

FROM:

Accredited Home Lenders Holding Co.

15253 Avenue of Science

San Diego, CA 92128

Rick Howe, 858.676.2148

rhowe@accredhome.com

FOR IMMEDIATE RELEASE

ACCREDITED ANNOUNCES $200 MILLION TERM LOAN COMMITMENT

SAN DIEGO — March 20, 2007 — Accredited Home Lenders Holding Co. (NASDAQ:LEND) (“Accredited” or “Company”) announced today that it has received a commitment for a $200 million term loan from one or more entities managed by Farallon Capital Management(R), L.L.C. (“Farallon”). Farallon manages equity capital for institutions and high net worth individuals and is headquartered in San Francisco, California. Farallon is a registered investment advisor with the United States Securities and Exchange Commission.

The proceeds of the loan can be used for general working capital, the funding of mortgage loans and other corporate needs. The loan has a five-year term, an interest rate of 13% per year, and may be repaid by Accredited at any time over the life of the loan, subject to certain conditions and prepayment fees. The loan is a secured obligation of Accredited and its subsidiaries.

In connection with the term loan, Accredited will issue Farallon approximately 3.3 million warrants in a private placement, with an exercise price equal to $10 per share. The warrants expire ten years from their issuance date. Farallon will also receive certain preemptive rights to purchase additional equity securities of the Company and certain registration rights with respect to its equity securities in the Company.

The proposed transaction is subject to completion of definitive documentation, receipt of required third party and governmental consents and licenses, and certain other conditions.

The term loan when funded and the sale of $2.7 billion of mortgage loans announced on March 15, 2007, comprise part of the Company’s strategic steps to enhance liquidity. The Company will continue to consider other strategic options and has retained a financial advisor to assist in these evaluations.

This news release does not constitute an offer to sell or the solicitation of an offer to buy securities. The warrants and the shares of common stock issuable upon exercise of the warrants have not been registered under the Securities Act or 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Accredited

Accredited Home Lenders Holding Co. is a mortgage company operating throughout the U.S. and in Canada. Accredited originates, finances, securitizes, services, and sells non-prime mortgage loans secured by residential real estate. Founded in 1990, the company is headquartered in San Diego. Additional information may be found at www.accredhome.com.

About Farallon

Farallon Capital Management, L.L.C. was founded in 1986 by Thomas F. Steyer. The firm manages equity capital for institutions and high net worth individuals. Farallon’s institutional investors are primarily college endowments and foundations. Farallon employs approximately 120 people in its headquarters in San Francisco, California. Farallon is a registered investment advisor with the United States Securities and Exchange Commission.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 relating to the Company’s commitment for receipt of a term loan and the associated issuance of warrants and the Company’s exploration of strategic options, including raising capital to enhance liquidity and provide flexibility to retain or sell loans based on an assessment of the best overall return. These forward-looking statements involve a number of risks and uncertainties, including the Company’s ability to fund its loan commitment on terms acceptable to the Company, if at all, and other risk factors as outlined in Accredited Home Lenders Holding Co.’s annual report on Form 10-K for the period ended December 31, 2005, its reports on Form 10-Q for the first, second and third quarters of 2006, and other documents filed with the Securities and Exchange Commission. These and other factors could cause the Company’s actual results to differ materially from what it projects in its forward-looking statements.